UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 16, 2014

AmeriGas Partners, L.P.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-13692	23-2787918
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

460 No. Gulph Road, King of Prussia, Pennsylvania		19406
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(610) 337-7000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On January 16, 2014, the Executive Committee of the Board of Directors of AmeriGas Propane, Inc. (the "Company"), the general partner of AmeriGas Partners, L.P. (the "Registrant"), upon recommendation of the Compensation/Pension Committee, approved a discretionary restricted phantom unit award with distribution equivalents (the "Restricted Units") under the AmeriGas Propane, Inc. 2010 Long-Term Incentive Plan on behalf of AmeriGas Partners, L.P. (the "Plan") to certain individuals, including two named executive officers: Jerry E. Sheridan, the Company's President and Chief Executive Officer, and Steven A. Samuel, the Company's Vice President - Law and General Counsel. The common units underlying the Restricted Units will vest upon the earlier of (i) one year from the date of grant provided the executive officer continues to be employed by the General Partner on the vesting date, and (ii) retirement, death or disability.

The Restricted Units were granted to those individuals who had previously been granted, and as of December 31, 2013 had not forfeited, performance units granted under the Plan for the performance period from January 1, 2011 to December 31, 2013 ("2011 Performance Units"). The 2011 Performance Units did not qualify for payout under the Plan because the Registrant's total unitholder return during the performance period did not meet the target as compared to the limited partnerships in the comparison group. The Compensation/Pension Committee granted the Restricted Units in recognition of the Registrant's improved financial results over the 2011-2013 measurement period, the substantial progress made on key operational and organizational initiatives during such measurement period, and in light of the improved performance, to motivate and retain Messrs. Sheridan and Samuel as executives of the Company. The Committee also considered the potential adverse effect on the Registrant's unit price resulting from Energy Transfer Partners, L.P.'s stated intent to divest its common units of the Registrant. At the time the 2011 Performance Units were granted, the Committee did not consider the impact of a potential overhang on the Registrant’s common units that would result from the issuance of common units as part of the purchase price for the Registrant's acquisition of Heritage Propane, nor the extent or duration of the impact of the overhang. Recipients of the Restricted Units also received a cash payout approximately equal to the distribution equivalents that would have accumulated and been paid on the 2011 Performance Units had they qualified for payout under the Plan at the conclusion of the measurement period. Mr. Sheridan was granted 3,189 Restricted Units (valued at approximately $136,107, assuming the Registrant's closing unit price of $42.68 on January 16, 2014) and received a cash payout of $29,256. Mr. Samuel was granted 1,333 Restricted Units (valued at approximately $56,892, assuming the Registrant's closing unit price of $42.68 on January 16, 2014) and received a cash payout of $12,540.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AmeriGas Partners, L.P.

January 23, 2014	By:	/s/ Monica M. Gaudiosi

Name: Monica M. Gaudiosi
Title: Vice President and Secretary of AmeriGas Propane, Inc., the general partner of AmeriGas Partners, L.P.